Exhibit 3.1.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PARATEK PHARMACEUTICALS, INC.

The undersigned, a natural person, for the purpose of amending and restating the Certificate of Incorporation of PARATEK PHARMACEUTICALS, INC. filed on July 3, 1996, as amended, hereby certifies as follows:

(A) The name of the corporation is PARATEK PHARMACEUTICALS, INC. (the “Corporation”). The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 3, 1996. Thereafter, a Certificate of Designation, Preferences and Rights of Preferred Stock was filed on each of July 10, 1998, June 30, 1999, April 28, 2000, September 20, 2001, June 2, 2004, June 22, 2004 and March 8, 2006; a Certificate of Decrease of Series A Convertible Preferred Stock was filed on May 16, 2000; a Certificate of Increase of Series C Convertible Preferred Stock was filed on July 18, 2000; and a Certificate of Amendment was filed on each of January 20, 2000, July 10, 2001 and May 27, 2004.

(B) The Certificate of Incorporation of the Corporation, as amended, is hereby further amended, among other things, to amend Article FOURTH by substituting in lieu of said Article FOURTH a new Article FOURTH as set forth in the Restated Certificate of Incorporation set forth below.

(C) This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

(D) Pursuant to Section 228(a) of the DGCL, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted consented to the adoption of the aforesaid amendment without a meeting, without a vote and without prior notice and that written notice of the taking of such actions is being given in accordance with Section 228(e) of the DGCL.

(E) The text of the Restated Certificate of Incorporation of the Corporation, as amended and restated herein, shall read in its entirety as follows:

RESTATED CERTIFICATE OF INCORPORATION

OF

PARATEK PHARMACEUTICALS, INC.

FIRST: The name of the Corporation is PARATEK PHARMACEUTICALS, INC.

SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Rd., Suite 400, Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware is The Prentice-Hall Corporation System.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL or any successor statute.

FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue shall be 105,000,000 shares, consisting of: (a) 70,000,000 shares of Common Stock, par value $.001 per share (the “Common Stock”); and (b) 35,000,000 shares of Preferred Stock, par value $.001 per share.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

The relative powers, designations, preferences, special rights, privileges, qualifications, limitations, restrictions and other matters relating to such Common Stock and the Preferred Stock are as set forth below in this Article FOURTH.

A.	Common Stock.

1. General. The voting, dividend and liquidation and other rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of Preferred Stock, if any.

2. Voting. The holders of the Common Stock are entitled to one vote for each share held. There shall be no cumulative voting.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors in their sole discretion, subject to provisions of law, any provision of this Restated Certificate of Incorporation, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder.

4. Liquidation. Upon the dissolution or liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive pro rata all assets of the Corporation available for distribution to its stockholders, subject, however, to the liquidation rights of the holders of Preferred Stock authorized and issued hereunder.

B.	Preferred Stock.

1. General. The designations, powers, preferences, rights, qualifications, limitations, restrictions, and the relative, participating, optional or other special rights of each class of stock, and the express grant of authority to the Board of Directors to fix by resolution the designations, powers, preferences, rights, qualifications, limitations, restrictions, and the relative, participating, optional or other special rights in respect of each share of Preferred Stock, including the number of shares of any series, which are not fixed by this Certificate of Incorporation, are as follows:

Subject to Sections 8 and 9, the Board of Directors is hereby authorized from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by this Certificate of Incorporation, as amended from time to time, and to determine with respect to each such series the number of shares in such series, the voting powers, if any (which voting powers if granted may be full or limited), designations, powers, preferences, qualifications, limitations, restrictions and the relative, participating, optional or other special rights, if any, appertaining thereto including, without limiting the generality of the foregoing, the voting rights appertaining to shares of Preferred Stock of any series (which may be one vote per share or a fraction or multiple of a vote per share, and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Corporation, and the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class of capital stock (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable and the time or times during which a particular price or rate shall be applicable).

Before the Corporation shall issue any shares of Preferred Stock of any series not otherwise described herein, a certificate setting forth a copy of the resolution or resolutions of the Board of Directors, fixing the voting and other powers, designations, preferences, qualifications, limitations, restrictions and the relative, participating, optional or other special rights, if any, appertaining to the shares of Preferred Stock of such series and the number of shares of Preferred Stock of such series authorized by the Board of Directors to be issued shall be executed, acknowledged, filed and recorded to the extent and in the manner prescribed by the laws of the State of Delaware.

Notwithstanding the above, the preferences, privileges and restrictions granted to or imposed upon Preferred Stock fixed by this Certificate of Incorporation, or the holders thereof, are set forth below in this Article FOURTH.

2. Designation and Amount. One Million Five Hundred Thousand (1,500,000) shares of Preferred Stock, par value $.001 per share, which the Corporation is authorized to issue are hereby designated as Series A Convertible Preferred Stock (the “Series A Preferred”), Seven Hundred Fifty-Five Thousand Eight Hundred Thirty-Five (755,835) shares of Preferred Stock, par value $.001 per share, which the Corporation is authorized to issue are hereby designated as Series B Convertible Preferred Stock (the “Series B Preferred”), Five Million One Hundred Thousand Five Hundred (5,100,500) shares of Preferred Stock, par value $.001 per share, which the Corporation is authorized to issue are hereby designated as Series C Convertible Preferred Stock (the “Series C Preferred”), Six Million Three Hundred Ninety Thousand Eight Hundred Sixty-Six (6,390,866) shares of Preferred Stock, par value $.001 per share, which the Corporation is authorized to issue are hereby designated as Series D Convertible Preferred Stock (the “Series D Preferred”), Nine Hundred Twenty-Eight Thousand Two Hundred Forty-Nine (928,249) shares of Preferred Stock, par value $.001 per share, which the Corporation is authorized to issue are hereby designated as Series E Convertible Preferred Stock (the “Series E Preferred”), Two Million Six Hundred Thirty Thousand Nine Hundred Fourteen (2,630,914) shares of Preferred Stock, par value $.001 per share, which the Corporation is authorized to issue are hereby designated as Series F Convertible Preferred Stock (the “Series F Preferred”), One Million Two Hundred Twenty-Nine Thousand One Hundred Five (1,229,105) shares of Preferred Stock, par value $.001 per share, which the Corporation is authorized to issue are hereby designated as Series G Convertible Preferred Stock (the “Series G Preferred”) and Nine Million Seven Hundred Sixty-Six Thousand Three Hundred Forty (9,766,340) shares of Preferred Stock, par value $.001 per share, which the Corporation is authorized to issue are hereby designated as Series H Convertible Preferred Stock (the “Series H Preferred”). The number of shares of any series of Preferred Stock may be increased or decreased by resolution of the Board of Directors, provided, however, that no decrease shall reduce the number of shares of any such series of Preferred Stock to a number less than the number of shares of such series then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation and convertible into such series of Preferred Stock. The Series C Preferred, Series D Preferred, Series F Preferred and Series H Preferred are collectively referred to herein as the “Investor Preferred”.

3. Definitions. For the purposes hereof, the following definitions shall apply:

“Junior Preferred Base Liquidation Price” shall mean the Series A Base Liquidation Price, Series B Base Liquidation Price, Series C Base Liquidation Price, Series D Base Liquidation Price, Series E Base Liquidation Price, Series F Base Liquidation Price or Series G Base Liquidation Price, as the context dictates.

“Junior Preferred Stock” shall mean the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred and Series G Preferred, collectively.

“Loan Conversion Price” shall have the meaning such term is given in Section 4(e) of that certain Convertible Promissory Note made the Corporation in favor of Bayer AG and dated June 22, 2004, as adjusted pursuant to the provisions of such Section 4(e), if applicable (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series E Preferred).

“Preferred Stock” shall mean the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred and Series H Preferred, collectively.

“Purchase Price” shall mean the Series A Purchase Price, Series B Purchase Price, Series C Purchase Price, Series D Purchase Price, Series F Purchase Price and Series H Purchase Price, as applicable.

“Qualified Initial Public Offering” shall mean a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public (i) at a price per share that is not less than $6.14 which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to the Common Stock and (ii) resulting in aggregate gross proceeds to the Corporation of not less than Forty Million Dollars ($40,000,000).

“Series A Base Liquidation Price” shall mean $1.00 per share of Series A Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series A Preferred), as so adjusted from time to time.

“Series A Purchase Price” shall mean $1.00 per share of Series A Preferred.

“Series B Base Liquidation Price” shall mean $15.88 per share of Series B Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series B Preferred), as so adjusted from time to time.

“Series B Purchase Price” shall mean $15.88 per share of Series B Preferred.

“Series C Base Liquidation Price” shall mean $4.00 per share of Series C Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series C Preferred), as so adjusted from time to time.

“Series C Purchase Price” shall mean $4.00 per share of Series C Preferred.

“Series D Base Liquidation Price” shall mean $4.7512 per share of Series D Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series D Preferred), as so adjusted from time to time.

“Series D Purchase Price” shall mean $4.7512 per share of Series D Preferred.

“Series E Base Liquidation Price” shall mean the Loan Conversion Price per share of Series E Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series E Preferred), as so adjusted from time to time.

“Series F Base Liquidation Price” shall mean $4.7512 per share of Series F Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series F Preferred), as so adjusted from time to time.

“Series F Purchase Price” shall mean $4.7512 per share of Series F Preferred.

“Series G Base Liquidation Price” shall mean $10.17 per share of Series G Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series G Preferred), as so adjusted from time to time.

“Series H Base Liquidation Price” shall mean $4.0957 per share of Series H Preferred (which amount shall be subject to equitable adjustment whenever there shall occur a stock dividend, distribution, combination of shares, reclassification or other similar event with respect to Series H Preferred), as so adjusted from time to time.

“Series H Original Issue Date” shall mean the date on which shares of Series H Preferred were first issued.

“Series H Purchase Price” shall mean $4.0957 per share of Series H Preferred.

4. Liquidation Rights.

(a) Treatment at Liquidation, Dissolution or Winding Up.

(i) Except as otherwise provided in Section 4(b) below, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, (A) the holders of Series H Preferred shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, before payment or distribution of any of such assets to the holders of Junior Preferred Stock, Common Stock or any other class or series of the Corporation’s capital stock designated to be junior to the Series H Preferred, an amount equal to the greater of (1) the Series H Base Liquidation Price plus all dividends thereon accrued but unpaid, to and including the date full payment shall be tendered to the holders of Series H Preferred with respect to such liquidation, dissolution or winding up and (2) the amount per share of Series H Preferred which such holder of Series H Preferred would receive if such holder had converted such shares of Series H Preferred into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation, and (B) the holders of Junior Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, after and subject to the payment in full of all amounts required to be distributed to the holders of Series H Preferred or any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Junior Preferred Stock but before payment or distribution of any of such assets to the holders of Common Stock or any other class or series of the Corporation’s capital stock designated to be junior to the Junior

Preferred Stock, an amount equal to the Junior Preferred Base Liquidation Price of the applicable series of Junior Preferred Stock plus all dividends accrued or declared but unpaid, to and including the date full payment shall be tendered to the holders of Junior Preferred Stock with respect to such liquidation, dissolution or winding up.

(ii) Following payment in full to the holders of Preferred Stock of all amounts distributable to them under Section 4(a)(i) hereof, the remaining assets of the Corporation available for distribution to holders of the Corporation’s capital stock shall be distributed on a pro rata basis among the holders of the Common Stock.

(iii) If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of Series H Stock of all amounts distributable to them under Section 4(a)(i)(A) hereof, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of Series H Stock. If the assets of the Corporation remaining after payment in full of all amounts required to be distributed to the holders of Series H Preferred under Section 4(a)(i)(A) hereof shall be insufficient to permit the payment in full to the holders of Junior Preferred Stock of all amounts distributable to them under Section 4(a)(i)(B) hereof, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of Junior Preferred Stock.

(b) Treatment of Reorganizations, Consolidations, Mergers and Sales of Assets. Except as otherwise provided in Section 5(d)(vii) hereof, a Reorganization (as defined in Section 5(d)(vii) hereof) shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 4, provided, however, that the holders of at least a majority of the outstanding shares of each series of Preferred Stock, voting separately, upon the occurrence of a Reorganization shall each have the option to elect the benefits of Section 5(d)(vii) hereof for the applicable series of Preferred Stock in lieu of receiving payment in liquidation, dissolution or winding up of the Corporation pursuant to this Section 4. The provisions of this Section 4(b) shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Corporation, (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation which is incorporated in the United States of America (which does not involve a change in the terms of any series of the Preferred Stock or of the Common Stock), or (3) an acquisition by merger, reorganization or consolidation, in which the Corporation is substantively the surviving corporation and operates as a going concern, of another corporation which is incorporated in the United States of America and which is engaged in a business similar to or related to the business of the Corporation and which does not involve a change in the terms of the Preferred Stock or of the Common Stock.

(c) Distributions other than Cash. Whenever the distribution provided for in this Section 4 shall be payable in property other than cash, the value of such distribution shall be determined as follows:

(i) If the property consists of any securities, such securities shall be valued as follows:

(A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(ii) If the property is other than securities, the value of such property shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(d) The Corporation shall give to each holder of Series D Preferred and Series F Preferred at least fifteen (15) days’ prior written notice of any liquidating event; provided, however, that any holder of Series D Preferred or Series F Preferred may convert its shares of Series D Preferred or Series F Preferred to Common Stock at any time prior to the payment date specified in such notice.

5. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert; Conversion Price. Each share of each series of Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such Preferred Stock, into such number of fully paid and non-assessable shares of Common Stock as is determined (i) with respect to the Series A, Series B, Series C, Series D, Series F and Series H Preferred, by dividing the applicable Purchase Price by the applicable Conversion Price, (ii) with respect to the Series E Preferred, by dividing the Loan Conversion Price by the Series E Conversion Price, and (iii) with respect to the Series G Preferred, by dividing the Series G Base Liquidation Price by the Series G Conversion Price, in each case determined as hereinafter provided, and as in effect at the time of conversion. The Conversion Price for purposes of calculating the number of shares of Common Stock deliverable upon conversion without the payment of any additional consideration by the holder of (A) Series A Preferred (the “Series A Conversion Price”) shall initially be $1.00, (B) Series B Preferred (the “Series B Conversion Price”) shall initially be $9.93, (C) Series C Preferred (the “Series C Conversion Price”) shall initially be $4.00, (D) Series D Preferred (the “Series D Conversion Price”) shall initially be $4.7512, (E) Series E Preferred (the “Series E Conversion Price”) shall initially be the amount of the Loan Conversion Price, (F) Series F Preferred (the “Series F Conversion Price”) shall initially be $4.7512, (G) Series G Preferred (the “Series G Conversion Price”) shall initially be $10.17 and (H) Series H Preferred (the “Series H Conversion Price”) shall initially be $4.0957. Each such initial Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the applicable series of Preferred Stock is convertible, as provided below. For the purposes hereof, the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price, Series E Conversion Price, Series F Conversion Price, Series G Conversion Price and Series H Conversion Price shall be collectively referred to herein as the “Conversion Price”.

(b) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name of such holder or the name or names of the nominees of such holder in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. No fractional shares of Common Stock shall be issued upon conversion of any shares of Preferred Stock. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the applicable Conversion Price then in effect. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(c) Automatic Conversion.

(i) Upon the occurrence of any of the following events (the occurrence of which shall be promptly notified in writing by the Corporation to the affected holders of shares of Preferred Stock), each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price then in effect (provided, however, in the event of a Qualified Initial Public Offering, shares of Series G Preferred shall automatically be converted into shares of Common Stock at a conversion price equal to the lower of (y) the Series G Conversion Price as in effect at the time of conversion or (z) the price per share of Common Stock sold to the public by the Corporation’s underwriter(s) in connection with such Qualified Initial Public Offering):

(A) the closing of a Qualified Initial Public Offering; or

(B) the written election of the holders of not less than sixty-six and two thirds percent (66-2/3%) in voting power of the then outstanding shares of Investor Preferred (including holders of not less than a majority in voting power of the then outstanding shares of Series H Preferred), voting as a single class, to convert into Common Stock.

(ii) Each share of Series C Preferred shall automatically be converted into shares of Common Stock at the then effective Series C Conversion Price in the event there ceases to be at least fifteen percent (15%) of the originally issued shares of Series C Preferred outstanding (the occurrence of which shall be promptly notified in writing by the Corporation to the affected holders of shares of Series C Preferred).

(iii) Each share of Series H Preferred shall automatically be converted into shares of Common Stock at the then effective Series H Conversion Price upon the written election of the holders of not less than sixty-six and two-thirds percent (66-2/3%) in voting power of the then outstanding shares of Series H Preferred.

(iv) Upon the occurrence of (A) an event specified in Section 5(c)(i) hereof, all shares of Preferred Stock, and (B) an event specified in Section 5(c)(ii) hereof, all shares of Series C Preferred, shall be converted automatically without any further action by any holder of such shares and whether or not the certificate or certificates representing such shares are surrendered to the Corporation or the transfer agent for such Preferred Stock, provided, however that the Corporation shall not be obligated to issue a certificate or certificates evidencing the shares of Common Stock into which such shares of Preferred Stock were convertible unless the certificate or certificates representing such shares of Preferred Stock being converted are either delivered to the Corporation or the transfer agent for such Preferred Stock, or the holder notifies the Corporation or such transfer agent that such certificate or certificates have been lost, stolen, or destroyed and executes and delivers an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith and, if the Corporation so elects, provides an appropriate indemnity.

(v) Upon the automatic conversion of any series of Preferred Stock, each holder of such Preferred Stock shall surrender the certificate or certificates representing such holder’s shares of such Preferred Stock at the office of the Corporation or of the transfer agent for such Preferred Stock. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in such holder’s name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. No fractional shares of Common Stock shall be issued upon the automatic conversion of Preferred Stock. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the applicable Conversion Price then in effect.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Section 5(d), the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock and Preferred Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(C) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 5(d)(iii), deemed to be issued) by the Corporation after the Series H Original Issue Date, other than the following (collectively, “Excluded Shares”):

(I) shares of Common Stock issued or issuable upon conversion of shares of any series of Preferred Stock;

(II) shares of Common Stock issued or issuable as a dividend on any series of Preferred Stock;

(III) securities issued by reason of a dividend, stock split or other distribution on shares of Common Stock;

(IV) up to Six Million (6,000,000) shares of Common Stock or Options to purchase shares of Common Stock issued or issuable to officers, employees or directors of, or consultants to, the Corporation pursuant to the Corporation’s 1996 Employee, Director and Consultant Stock Plan, 2005 Employee, Director and Consultant Stock Plan or any other plan approved by the Board of Directors (which number shall be subject to equitable adjustment whenever there shall occur a stock dividend, stock split, combination of shares, reclassification or other similar event with respect to the Common Stock), unless otherwise approved by holders of at least fifty percent (50%) of the Investor Preferred, voting together as a single class on an as-converted basis;

(V) securities issued or issuable in connection with an acquisition by the Corporation of stock or assets of another person or entity, which acquisition has been approved by the Board of Directors; provided that following any such acquisition of shares the Corporation owns at least 50% of the voting power of such person or entity;

(VI) securities issued or issuable in connection with a strategic alliance, partnership, collaboration or similar transaction, which is primarily motivated for purposes other than raising capital as determined in good faith by the Board of Directors;

(VII) securities issued or issuable in connection with commercial or equipment financing, real estate leasing or similar business activities subject to a maximum of 4.0% of the fully diluted equity of the Corporation at the time of issuance in any one transaction or a series of related transactions;

(VIII) up to Nine Million Seven Hundred Sixty-Six Thousand Three Hundred Forty (9,766,340) shares of Series H Preferred issued pursuant to that certain Stock Purchase Agreement, dated October 10, 2007, by and among the Corporation and the purchasers of Series H Preferred (the “Series H Stock Purchase Agreement”), together with any shares of Common Stock issuable upon conversion of such Series H Preferred (regardless of whether the number of shares of Common Stock exceeds Nine Million Seven Hundred Sixty-Six Thousand Three Hundred Forty (9,766,340) because of a special contingent adjustment pursuant to Section 5 (d)(viii));

(IX) securities issued or issuable in the Corporation’s initial public offering; and

(X) shares of Common Stock issued or issuable upon the exercise of the Options referred to in the foregoing clause (IV).

(ii) No Adjustment of Conversion Price. No adjustment in the number of shares of Common Stock into which a share of a series of Preferred Stock is convertible shall be made by adjustment in the applicable Conversion Price in respect of the issuance of Additional Shares of Common Stock or otherwise unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the applicable Conversion Price in effect on the date of, and immediately prior to, the issuance of such Additional Shares of Common Stock. However, in the event any such adjustment relates to (A) the Series A Conversion Price, Series B Conversion Price or Series E Conversion Price, no adjustment to the applicable Conversion Price shall be made if, prior to such issuance, the Corporation receives a written notice from the holders of at least a majority of the then outstanding shares of Series A Preferred, Series B Preferred or Series E Preferred, as applicable (in each case acting as a separate class), agreeing that no such adjustment to the applicable Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock or (B) the Series C Conversion Price, Series D Conversion Price, Series F Conversion Price, Series G Conversion Price or Series H Conversion Price, no adjustment to the applicable Conversion Price shall be made if, prior to such issuance, the Corporation receives a written notice from the holders of at least sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of Series C Preferred, Series D Preferred, Series F Preferred, Series G Preferred or Series H Preferred, as applicable (in each case acting as a separate class), agreeing that no such adjustment to the applicable Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock.

(iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock.

(A) Options and Convertible Securities. In the event the Corporation at any time after the Series H Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share

(determined pursuant to Section 5(d)(v) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price (or, in the event that more than one Conversion Price is hereby affected, the applicable Conversion Prices) in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(I) No further adjustment in the applicable Conversion Price (or, in the event that more than one Conversion Price is hereby affected, the applicable Conversion Prices) shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(II) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the applicable Conversion Price (or, in the event that more than one Conversion Price is hereby affected, the applicable Conversion Prices) computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, other than any special contingent adjustment to the Series H Conversion Price pursuant to Section 5(d)(viii), be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(III) Upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price (or, in the event that more than one Conversion Price is hereby affected, the applicable Conversion Prices) computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(a) In the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(b) In the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 5(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(IV) No readjustment pursuant to clause (II) or (III) above shall have the effect of increasing any Conversion Price to an amount which exceeds the lower of (a) the applicable Conversion Price on the original adjustment date or (b) the applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(V) In the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of any Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (III) above; and

(VI) If such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter such Conversion Price shall be adjusted pursuant to this Section 5(d)(iii) as of the actual date of their issuance.

(B) Stock Dividends, Stock Distributions and Subdivisions. In the event the Corporation at any time or from time to time after the Series H Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

(I) In the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

(II) In the case of any such subdivision, at the close of business on the date immediately prior to the date upon which corporate action becomes effective.

If such record date shall have been fixed and no part of such dividend shall have been paid on the date fixed therefor, the adjustment previously made for any applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter such applicable Conversion Price shall be adjusted pursuant to this Section 5(d)(iii) as to the time of actual payment of such dividend.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.

(A) In the event the Corporation at any time after the Series H Original Issue Date shall issue Additional Shares of Common Stock (including, without limitation, Additional Shares of Common Stock deemed to be issued pursuant to Section 5(d)(iii)(A) but excluding Additional Shares of Common Stock deemed to be issued pursuant to Section 5(d)(iii)(B), which event is dealt with in Section 5(d)(vi) hereof) without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then, and in such event, such Conversion Price shall be reduced to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be (I) the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock underlying any outstanding Option or Convertible Securities) plus (II) the number of shares of Common Stock which the aggregate consideration received or deemed to have been received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be (I) the number of shares of Common Stock outstanding immediately prior to such issue (including shares of Common Stock underlying any outstanding Option or Convertible Securities) plus (II) the number of Additional Shares of Common Stock so issued or deemed to be issued.

(B) Notwithstanding anything to the contrary contained herein, the applicable Conversion Price in effect at the time Additional Shares of Common Stock are issued or deemed to be issued shall not be reduced pursuant to Section 5(d)(iv)(A) hereof at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

(v) Determination of Consideration. For purposes of this Section 5(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(I) Insofar as it consists of cash, be computed at the aggregate amounts of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(II) Insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors, except that if such property consists of securities, such consideration shall be computed as follows:

(A) If traded on a securities exchange, be computed to be the average of the closing prices of the securities on such securities exchange over the thirty (30) day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, be computed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(C) If there is no active public market, be computed at the fair market value thereof at the time of issue, as determined in good faith by the Board of Directors of the Corporation; and

(III) In the event that Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(d)(iii)(A), relating to Options and Convertible Securities, shall be determined by dividing (I) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Adjustment for Dividends, Distributions, Subdivisions, Combinations or Consolidations of Common Stock.

(A) Stock Dividends, Distributions or Subdivisions. In the event the Corporation shall issue Additional Shares of Common Stock pursuant to Section 5(d)(iii)(B) in a stock dividend, stock distribution or subdivision, the Conversion Prices in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

(B) Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(vii) Capital Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, recapitalization, reclassification or exchange of shares provided for elsewhere in this Section 5) or a consolidation or merger of the Corporation, or a sale of all or substantially all of the assets of the Corporation, other than a merger or consolidation of the Corporation in a transaction in which the shareholders of the Corporation immediately prior to the transaction possess more than 50% of the voting securities of the surviving entity (or parent, if any) immediately after the transaction or sale of all or substantially all of the assets of the Corporation (each, a “Reorganization”), then, as a part of and as a condition to such Reorganization, provision shall be made so that the holders of shares of Preferred Stock shall thereafter be entitled to receive upon conversion of the shares of Preferred Stock the same kind and amount of stock or other securities or property (including cash) of the Corporation, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Preferred Stock immediately prior to the effective time of such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 to the end that the provisions of this Section 5 (including adjustment of the Conversion Prices then in effect and the number of shares of Common Stock or other securities issuable upon conversion of the shares of Preferred Stock) shall be applicable after such Reorganization in as nearly equivalent manner as may be reasonably practicable.

The Corporation shall furnish holders of shares of Investor Preferred Stock at least fifteen (15) days’ prior written notice of each Reorganization, which notice shall set forth in detail all material terms of the Reorganization. In the case of a Reorganization to which both this Section 5(d)(vii) and Section 4(b) hereof apply, the holders of at least a majority of the outstanding shares of each of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred or Series H Preferred, as the

case may be, voting separately, upon the occurrence of a Reorganization shall have the option to elect treatment either under this Section 5(d)(vii) or under Section 4(b) hereof with respect to the Series A Preferred, Series 13 Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred or Series H Preferred, as applicable, notice of which election shall be given in writing to the Corporation not less than five (5) business days prior to the effective date of such Reorganization. If no such election is timely made, the provisions of Section 4(b) and not of this Section 5(d)(vii) shall apply.

The provisions of this Section 5(d)(vii) shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Corporation, (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation which is incorporated in the United States of America (which does not involve a change in the terms of any series of the Preferred Stock or of the Common Stock), or (3) an acquisition by merger, reorganization or consolidation, in which the Corporation is substantively the surviving corporation and operates as a going concern, of another corporation which is incorporated in the United States of America and which is engaged in a business similar to or related to the business of the Corporation and which does not involve a change in the terms of any series of the Preferred Stock or of the Common Stock and following which the shareholders of the Corporation immediately prior to the acquisition possess more than 50% of the voting securities of the surviving entity (or parent, if any).

(viii) Special Contingent Adjustment for Series H Preferred. Notwithstanding anything to the contrary contained herein, in the event that during the period between the Series H Original Issue Date and the second anniversary of the Series H Original Issue Date, the Board of Directors increases the aggregate number of shares of Common Stock or Options to purchase shares of Common Stock available for issuance under the Corporation’s 1996 Employee, Director and Consultant Stock Plan, the Corporation’s 2005 Employee, Director and Consultant Stock Plan and any other plan approved by the Board of Directors to an amount in excess of 3,778,314 shares, then, and in such event, the Series H Conversion Price in effect on the date of and immediately prior to such authorization shall be reduced to a price (calculated to four decimal places) determined by dividing (1) One Hundred Twenty-Five Million Dollars ($125,000,000) by (II) 30,519,989 shares of Common Stock plus the number of shares of Common Stock or Options to purchase shares of Common Stock authorized by the Board of Directors in excess of 3,778,314.

(e) No Impairment. The Corporation shall not, by amendment of this Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger (including any merger with a direct or indirect subsidiary), dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Prices pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Preferred Stock, a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any affected holder of Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon conversion of each share of the applicable series of Preferred Stock.

(g) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Preferred Stock at least ten (10) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(h) Common Stock Reserved. The Corporation shall reserve and keep available out of its authorized but -unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock.

(i) Certain Taxes. The Corporation shall pay any issue or transfer taxes payable in connection with the conversion of any shares of Preferred Stock, provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of such Preferred Stock.

(j) Closing of Books. The Corporation shall at no time close its transfer books against the transfer of any series of Preferred Stock, or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion or transfer of any such series of Preferred Stock.

6. Voting Rights.

(a) Except as otherwise required by law or this Certificate of Incorporation, or as provided in Section 8 hereof, each of the holders of Preferred Stock and the holders of Common Stock shall be entitled to notice of any stockholders’ meeting and to vote together as a single class upon any matter submitted to the stockholders for a vote, on the following basis:

(i) Holders of Common Stock shall have one vote per share of Common Stock held by them; and

(ii) Holders of Preferred Stock shall have that number of votes per share of Preferred Stock as is equal to the number of shares of Common Stock into which each such share of Preferred Stock held by such holder could be converted on the date for determination of stockholders entitled to vote at the meeting.

(b) Notwithstanding the foregoing, the holders of Preferred Stock shall vote as a separate class on any matters as to which a separate class vote is required by applicable law or Section 8 below.

7. Dividend Rights.

(a) From and after the respective date or dates, as the case may be, on which shares of a series of Preferred Stock were issued, dividends shall accrue on each share of such series of Preferred Stock, whether or not funds are legally available therefor and whether or not declared by the Board of Directors, at the rate per annum equal to 8% (the “Preferred Stock Dividends”). Such Preferred Stock Dividends shall be payable only upon the liquidation, dissolution or winding up of the Company pursuant to Section 4 hereof.

(b) If the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding shares of the Common Stock (other than a dividend payable entirely in shares of Common Stock of the Corporation for which an adjustment is made pursuant to Section 5(d)(vi) hereof), then the Board of Directors shall declare at the same time a dividend upon the then outstanding shares of Preferred Stock payable at the same time as the dividend paid on the Common Stock, in an amount equal to the amount of dividends per share of Preferred Stock as would have been payable on the largest number of whole shares (to the nearest whole share) of Common Stock which each share of Preferred Stock held by each holder thereof would have received if such Preferred Stock had been converted to Common Stock pursuant to the provisions of Section 5 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividends.

(c) In the event the Board of Directors of the Corporation shall declare a dividend payable upon any class or series of capital stock of the Corporation other than the Common Stock (other than a dividend for which an adjustment is made pursuant to Section 5(d)(vi) hereof), the Board of Directors shall declare at the same time a dividend upon the then outstanding shares of Preferred Stock, payable at the same time as such dividend on such other class or series of capital stock in an amount equal to (i) in the case of any series or class of capital stock convertible into Common Stock, that dividend per share of Preferred Stock as would equal the dividend payable on such other class or series determined as if all such shares of such class or series had been converted to Common Stock and all shares of Preferred Stock had been converted to Common Stock on the record date for the determination of holders entitled to receive such dividend or (ii) if such class or series of capital stock is not convertible into Common Stock, at a rate per share of Preferred Stock determined by dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and multiplying such fraction by the applicable Base Liquidation Price then in effect.

(d) Notwithstanding the foregoing provisions of this Section 7, upon any conversion of the Preferred Stock pursuant to Section 5 above, all accrued and unpaid dividends on such shares of Preferred Stock to and until the date of such conversion shall be forfeited and shall not be due and payable. As set forth in Section 7(a) above, and for the avoidance of any doubt, Preferred Stock Dividends shall be payable only upon the liquidation, dissolution or winding up of the Company pursuant to Section 4 hereof.

8. Amendments; Waivers.

(a) Series C Preferred. So long as fifteen (15%) of the originally issued shares of Series C Preferred remain outstanding, unless there is given the written consent of at least sixty-six and two-thirds percent (66-2/3%) of the Series C Preferred outstanding, voting as a class, the Corporation shall not undertake any amendment of this Certificate of Incorporation if such amendment would alter or change the preferences, voting power, qualifications or special or relative rights or privileges of the Series C Preferred so as to effect the holders thereof in an adverse manner. The holders of at least sixty-six and two-thirds percent (66-2/3%) of the aggregate number of shares of Series C Preferred outstanding may, by affirmative vote or consent as aforesaid, agree to a change or alteration by the Corporation in the preferences, voting powers, qualifications and special or relative rights and privileges of the Series C Preferred, or may waive the application thereof in any particular instance.

(b) Series D Preferred. Unless there is given the written consent of at least sixty-six and two-thirds percent (66-2/3%) of the Series D Preferred outstanding, voting as a class, the Corporation shall not undertake any amendment of this Certificate of Incorporation if such amendment would alter or change the preferences, voting power, qualifications or special or relative rights or privileges of the Series D Preferred so as to effect the holders thereof in an adverse manner. The holders of at least sixty-six and two-thirds percent (66-2/3%) of the aggregate number of shares of Series D Preferred outstanding may, by affirmative vote or consent as aforesaid, agree to a change or alteration by the Corporation in the preferences, voting powers, qualifications and special or relative rights and privileges of the Series D Preferred, or may waive the application thereof in any particular instance.

(c) Series F Preferred. Unless there is given the written consent of at least sixty-six and two-thirds percent (66-2/3%) of the Series F Preferred outstanding, voting as a class, the Corporation shall not undertake any amendment of this Certificate of Incorporation if such amendment would alter or change the preferences, voting power, qualifications or special or relative rights or privileges of the Series F Preferred so as to effect the holders thereof in an adverse manner. The holders of at least sixty-six and two-thirds percent (66-2/3%) of the aggregate number of shares of Series F Preferred outstanding may, by affirmative vote or consent as aforesaid, agree to a change or alteration by the Corporation in the preferences, voting powers, qualifications and special or relative rights and privileges of the Series F Preferred, or may waive the application thereof in any particular instance.

(d) Series G Preferred. So long as at least ten percent (10%) of the originally issued shares of Series G Preferred remain outstanding, unless there is given the written consent of at least sixty-six and two-thirds percent (66-2/3%) of the Series G Preferred outstanding voting as a class, the Corporation shall not undertake any amendment of this Certificate of Incorporation if such amendment would (i) alter or change the preferences, voting power, qualifications or special or relative rights or privileges of the Series G Preferred so as to affect the holders thereof in a materially adverse manner; provided that the designation and issuance of any additional class or classes of Preferred Stock expressly shall not be deemed to adversely affect the Series G Preferred or (ii) increase the authorized number of Series G Preferred. The holders of sixty-six and two-thirds percent (66-213%) of the aggregate number of shares of Series G Preferred outstanding may, by affirmative vote or consent as aforesaid, agree to a change or alteration by the Corporation in the preferences, voting powers, qualifications and special or relative rights and privileges of the Series G Preferred, or may waive the application thereof in any particular instance.

(e) Series H Preferred. Unless there is given the written consent of at least a majority of the Series H Preferred outstanding, voting as a class, the Corporation shall not undertake any amendment of this Certificate of Incorporation if such amendment would alter or change the preferences, voting power, qualifications or special or relative rights or privileges of the Series H Preferred so as to effect the holders thereof in an adverse manner. The holders of at least a majority of the aggregate number of shares of Series H Preferred outstanding may, by affirmative vote or consent as aforesaid, agree to a change or alteration by the Corporation in the preferences, voting powers, qualifications and special or relative rights and privileges of the Series H Preferred, or may waive the application thereof in any particular instance.

9. Protective Provisions.

(a) Series D Preferred. Unless there is given the written consent of at least sixty-six and two-thirds percent (66-2/3%) of the Series D Preferred outstanding, voting as a class, the Corporation shall not:

(i) amend the Certificate of Incorporation or By-laws of the Corporation in any way which alters or changes the powers, preferences or special rights of the Series D Preferred so as to affect them adversely;

(ii) amend this Certificate of Incorporation to increase the authorized number of shares of Series D Preferred; or

(iii) amend this Certificate of Incorporation to authorize, issue, create or reclassify any new class or series of equity securities having rights, preferences, dividends or privileges senior to the Series D Preferred.

(b) Series F Preferred. Unless there is given the written consent of at least sixty six and two-thirds percent (66-2/3%) of the Series F Preferred outstanding, voting as a class, the Corporation shall not:

(i) amend the Certificate of Incorporation or By-laws of the Corporation in any way which alters or changes the powers, preferences or special rights of the Series F Preferred so as to affect them adversely;

(ii) amend this Certificate of Incorporation to increase the authorized number of shares of Series F Preferred; or

(iii) amend this Certificate of Incorporation to authorize, issue, create or reclassify any new class or series of equity securities having rights, preferences, dividends or privileges senior to the Series F Preferred.

(c) Series H Preferred. Unless there is given the written consent of at least a majority of the Series H Preferred outstanding, voting as a class, the Corporation shall not:

(i) amend the Certificate of Incorporation or By-laws of the Corporation in any way which alters or changes the powers, preferences or special rights of the Series H Preferred so as to affect them adversely;

(ii) issue any shares of Series H Preferred, except as provided in the Series H Stock Purchase Agreement; or

(iii) amend this Certificate of Incorporation to authorize, issue, create or reclassify any new class or series of equity securities having rights, preferences, dividends or privileges senior to the Series H Preferred.

10. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

11. Election of Directors. Subject to the provisions of Section 12, the holders of record of the shares of Series C Preferred, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation, the holders of record of the shares of Series II Preferred, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation, and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation, one (1) of whom will be the Company’s Chief Executive Officer. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series C Preferred and Series H Preferred), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation.

12. Contingent Expansion of the Board. If, at any time after the fourth anniversary of the Series H Original Issue Date, a Triggering Event (as such term is defined in that certain Third Amended and Restated Investor Rights Agreement, dated as of October 19, 2007, by and among the Corporation and the stockholders of the Corporation named therein, as amended (the “Investor Rights Agreement”)) occurs, then the number of persons then comprising the Board of Directors of the Corporation shall be increased and the members thereof shall be designated or elected, as the case may be, as set forth in Section 5.5 of the Investor Rights Agreement (or any successor provision). Notwithstanding anything contained herein to the contrary, the Board of Directors of the Corporation shall only be increased pursuant such Section 5.5 of the Investor Rights Agreement (or any successor provision) solely for the purpose of obtaining approval of the Merger (as such term is defined in the Investor Rights Agreement) and the actions directly related thereto that are the subject of a Triggering Event. In the event that the consummation of such Merger fails to occur for any reason within the time period set forth in any bona fide term sheet or other writing related to the Merger, in each case as may be amended or extended from time to time, or in the event that any action unrelated to such Merger is required to be voted on, the composition of the Board of Directors of the Company shall automatically revert back to the composition in effect immediately prior to the Triggering Event.

13. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for in the terms of the Preferred Stock shall be vested in the Common Stock.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: For the management of the business and the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, by the State of Delaware, it is further provided that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the By-Laws of the Corporation as in effect from time to time, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot except as and to the extent provided in the By-Laws.

B. After the original or other By-Laws of the Corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the DGCL, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board of Directors of the Corporation.

C. The books of the Corporation (subject to any provision contained in the statutes of the State of Delaware) may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

SEVENTH: The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section as amended or supplemented (or any successor), and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

EIGHTH: No director shall be personally liable to the Corporation or its stockholders for any monetary damages for breaches of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 or successor provisions of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission if such elimination or limitation is prohibited by the DGCL. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

NINTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

TENTH: Unless a separate vote or the vote of a higher percentage is required hereunder or by law, the holders of a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon as a class, may, from time to time, amend, alter, change, repeal or waive any of the provisions of this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article.

ELEVENTH: The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is developed by officers, directors or employees of the Corporation pursuant to or in connection with their employment by the Corporation or is presented to, or acquired or created by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

TWELFTH: The Corporation elects not to be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation, which restates, integrates and amends the provisions of the Certificate of Incorporation of the Corporation, as amended, to be signed this 19th day of October, 2007.

PARATEK PHARMACEUTICALS, INC.

By:	/s/ Thomas J. Bigger
Thomas J. Bigger
President

CERTIFICATE OF INCREASE

OF SERIES H CONVERTIBLE PREFERRED STOCK

OF

PARATEK PHARMACEUTICALS, INC.

(Pursuant to Section 151(g) of the

Delaware General Corporation Law)

Paratek Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, (the “Corporation”)

DOES HEREBY CERTIFY:

The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 3, 1996. Thereafter, a Certificate of Designation, Preferences and Rights of Preferred Stock was filed on each of July 10, 1998, June 30, 1999, April 28, 2000, September 20, 2001, June 2, 2004, June 22, 2004 and March 8, 2006; a Certificate of Decrease of Series A Convertible Preferred Stock was filed on May 16, 2000; a Certificate of Increase of Series C Convertible Preferred Stock was filed on July 18, 2000; a Certificate of Amendment was filed on each of January 20, 2000, July 10, 2001 and May 27, 2004 and a Restated Certificate of Incorporation was filed on October 19, 2007.

That the Board of Directors of said corporation on March 4, 2009 duly adopted resolutions authorizing and directing an increase in the number of shares designated as Series H Convertible Preferred Stock, par value $.001 per share, from 9,766,340 shares to 9,937,251 shares, in accordance with provisions of section 151(g) of The General Corporation Law of the State of Delaware.

In witness whereof the Corporation has caused this Certificate of Increase to be signed by its duly authorized officer this 26th of March, 2009.

PARATEK PHARMACEUTICALS, INC.

By:	/s/ Thomas J. Bigger
Thomas J. Bigger
President

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

PARATEK PHARMACEUTICALS, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Paratek Pharmaceuticals, Inc.

2. The Certificate of Incorporation of the Corporation was filed on the third day of July, 1996. A Restated Certificate of Incorporation was filed on October 19, 2007 which was subsequently amended by a Certificate of Designation filed on March 26, 2009. The Restated Certificate of Incorporation, as amended, is hereby further amended by striking out paragraph 11. Election of Directors of Article FOURTH, Section B thereof and by substituting in lieu of said paragraph 11 of said Article the following new paragraph:

“11. Election of Directors: Subject to the provisions of Section 12, the holders of record of the shares of Series C Preferred, exclusively and as a separate class, shall be entitled to elect two (2) directors of the Corporation, the holders of record of the shares of Series H Preferred, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation (the “Series H Directors”), and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect three (3) directors of the Corporation, one (1) of whom will be the Company’s Chief Executive Officer. The holders of record of the shares of Common Stock and of any other class or series of voting stock (including the Series C Preferred and Series H Preferred), exclusively and voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. In the event that less than all three Series H Directors are present at any meeting of the Board of Directors, then (1) in the event one Series H Director is present, such Series H Director shall have the right to cast three votes and (2) in the event two Series H Directors are present, one of such Series H Directors shall have the right to cast two votes, in each case so that the Series H Director(s) shall have the right to cast three (3) votes.”

3. Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions has been given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

4. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

In witness whereof the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 6th day of August, 2009.

By:	/s/ Thomas J. Bigger
Thomas J. Bigger
President